Exhibit 23
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements No. 333-66049, No. 333-38887, and No. 333-109894 on Form S-8 of Riverview Bancorp, Inc. of our report dated June 14, 2016, with respect to the consolidated financial statements of Riverview Bancorp, Inc. and Subsidiary (collectively, "Riverview"), and the effectiveness of Riverview's internal control over financial reporting, included in Riverview's Annual Report (Form 10-K) for the year ended March 31, 2016.

/s/ Delap LLP

Lake Oswego, Oregon
June 14, 2016